Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORPORATE DOMESTICATION

OF

GASTAR EXPLORATION LTD.

Pursuant to Section 388 of the General Corporation Law of the State of Delaware

Gastar Exploration Ltd., presently subsisting under the Business Corporation Act (Alberta) (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	The Corporation is a Non-United States Corporation originally incorporated in Ontario, Canada on May 21, 1987 as “CopperQuest Inc.” and subsequently amalgamated pursuant to the laws of Alberta, Canada on January 5, 2006 as “Gastar Exploration Ltd.”

SECOND:	The Corporation’s name immediately prior to the filing of this Certificate of Corporate Domestication was “Gastar Exploration Ltd.”

THIRD:	The Corporation’s name as set forth in its Certificate of Incorporation filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Gastar Exploration, Inc.”

FOURTH:	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was Alberta, Canada.

FIFTH:	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of business or by applicable non-Delaware law, as appropriate.

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Corporate Domestication to be signed by an authorized officer, this 14th day of November, 2013.

GASTAR EXPLORATION LTD.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

CERTIFICATE OF CORPORATE DOMESTICATION OF

GASTAR EXPLORATION LTD.